                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               -----------------

                                 SCHEDULE 13G
                                (RULE 13D-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (AMENDMENT NO. 5)1


                            Manugistics Group, Inc.
                            ----------------------
                               (Name of Issuer)

                    Common Stock, par value $.002 per share
                    ---------------------------------------
                        (Title of Class of Securities)

                                  565011-10-3
                                  -----------
                                (CUSIP Number)

                                 July 31, 1999
                                --------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-l(b)

[ ]     Rule 13d-1(c)

[ ]     Rule 13d-l (d)

--------------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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
1.                      NAMES OF REPORTING PERSONS
                        I.R.S. INDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                                                  WILLIAM M. GIBSON
-----------------------------------------------------------------------------------------------------------------------------
2.                      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [ ]
                                                                            (b) [X]

-----------------------------------------------------------------------------------------------------------------------------
3.                      SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
4.                      CITIZENSHIP OR PLACE OF ORGANIZATION

                                                              UNITED STATES OF AMERICA
-----------------------------------------------------------------------------------------------------------------------------
      NUMBER OF             5.
 SHARES BENEFICIALLY            SOLE VOTING POWER
 OWNED BY EACH                  4,420,116
 REPORTING PERSON WITH
                            -------------------------------------------------------------------------------------------------
                            6.
                                SHARED VOTING POWER
                                942,500
                            -------------------------------------------------------------------------------------------------
                            7.
                                SOLE DISPOSITIVE POWER
                                4,420,116
                            -------------------------------------------------------------------------------------------------
                            8.
                                SHARED DISPOSITIVE POWER
                                942,500
-----------------------------------------------------------------------------------------------------------------------------
9.                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        5,362,616
-----------------------------------------------------------------------------------------------------------------------------
10.                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                        CERTAIN SHARES*                              [ ]
-----------------------------------------------------------------------------------------------------------------------------
11.                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        19.2%
-----------------------------------------------------------------------------------------------------------------------------
12.                     TYPE OF REPORTING PERSON*
                                                                         IN
-----------------------------------------------------------------------------------------------------------------------------
                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).   NAME OF ISSUER:

             Manugistics Group, Inc.


ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             2115 East Jefferson Street
             Rockville, MD 20852


ITEM 2(A).   NAME OF PERSON FILING:

             William M. Gibson


ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             William M. Gibson
             Manugistics Group, Inc.
             2115 East Jefferson Street
             Rockville, MD 20852



Item 2(c).   Citizenship:

             United States of America


ITEM 2(D).   TITLE OF CLASS OF SECURITIES:

             Common Stock, par value $.002 per share


ITEM 2(E).   CUSIP NUMBER:

             565011-10-3


ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
          (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)[ ] Broker or dealer registered under Section 15 of the Exchange Act;

     (b)[ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c)[ ] Insurance company as defined in Section 3(a)(19) of the Exchange
            Act;

     (d)[ ] Investment company registered under Section 8 of the Investment Company Act;

     (e)[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f)[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g)[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h)[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i)[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.

            Not Applicable.


ITEM 4.   OWNERSHIP.

  (a) Mr. Gibson beneficially owned 5,362,616 shares on December 31, 1999, which shares include 84,466 shares issuable upon exercise of options.
  (b) Mr. Gibson beneficially owned 19.2% of the common stock on December 31, 1999.
  (c) As of December 31, 1999, Mr. Gibson: (i) had sole power to vote or to direct the vote of, and to dispose or to direct the disposition of, 4,420,116 shares of common stock of the issuer; and (ii) shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, 942,500 shares of common stock of the issuer, which shares represent 562,500 shares held by Mr. Gibson's wife, and 380,000 shares held in a non-profit corporation, with regard to which Mr. Gibson is a member of the Board of Directors and the President and Treasurer; the other members of the Board of Directors consist of the wife and children of Mr. Gibson.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.


ITEM 10.  CERTIFICATIONS.

          Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    February 14, 2000
                                    -----------------
                                    (Date)



                                    /s/ William M. Gibson
                                    ---------------------
                                    (Signature)



                                    William M. Gibson
                                    -----------------
                                    (Name/Title)